EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

RESOURCE BANKSHARES CORPORATION

AND

FULTON FINANCIAL CORPORATION

AUGUST 25, 2003

INDEX OF SCHEDULES

Schedule 2.3	Resource Options

Schedule 3.3	Other Resource Subsidiaries

Schedule 3.7	Undisclosed Liabilities

Schedule 3.8	Changes

Schedule 3.9	Dividends, Distributions and Stock Purchases

Schedule 3.10	Taxes

Schedule 3.11	Title to and Condition of Assets

Schedule 3.12	Contracts

Schedule 3.13	Litigation and Governmental Directives

Schedule 3.14	Compliance with Laws; Governmental Authorizations

Schedule 3.15	Insurance

Schedule 3.16	Financial Institutions Bonds

Schedule 3.17	Labor Relations and Employment Agreements

Schedule 3.18	Employee Benefit Plans

Schedule 3.19	Related Party Transactions

Schedule 3.20	Finders

Schedule 3.22	Environmental Matters

Schedule 3.26	Loan Portfolio

Schedule 3.27	Investment Portfolio

Schedule 3.29	Regulatory Agreements

Schedule 4.5	Subsidiaries

Schedule 4.7	Undisclosed Liabilities

Schedule 4.8	Dividends, Distributions and Stock Purchases

Schedule 4.9	Litigation and Governmental Directives

Schedule 4.10	Compliance with Laws; Governmental Authorizations

Schedule 4.14	Environmental Matters

Schedule 4.19	Taxes

Schedule 5.1	Conduct of Business

Schedule 5.1 (xxi)	Pending and Contemplated Applications

Schedule 6.11	Current Resource Directors Fees

INDEX OF EXHIBITS

Exhibit A	Form of Warrant Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Employment Agreements/Listing of Waiver Employees and Form of Waiver

Exhibit E	Form of Opinion of Resource’s Counsel

Exhibit F	Form of Opinion of Fulton’s Counsel

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of the 25th day of August, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”), and RESOURCE BANKSHARES CORPORATION, a Virginia corporation having its administrative headquarters at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 (“Resource”).

BACKGROUND:

Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Resource is a financial holding company registered under the BHC Act and is the parent of Resource Bank, a Virginia banking corporation (“Resource Bank”). In addition to Resource Bank, Resource has four directly-owned 100% subsidiaries: Resource Capital Trust I, Resource Capital Trust II, Resource Capital Trust III and Virginia Financial Services, LLC. Resource Bank has three directly-owned 100% subsidiaries: CW and Company of Virginia, Resource Service Corporation and PRC Title LLC. Resource Bank and all other wholly-owned subsidiaries of Resource and Resource Bank are collectively referred to herein as the “Resource Subsidiaries”. Fulton and Resource wish to merge with each other, resulting in Resource Bank becoming a subsidiary of Fulton. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the “Merger”) in which (i) Resource will be merged with and into Fulton, (ii) Fulton will survive the Merger, and (iii) all of the outstanding shares of the common stock of Resource, $1.50 par value per share (“Resource Common Stock”), will be converted into shares of the common stock of Fulton, par value $2.50 per share (“Fulton Common Stock”).

Simultaneously with the execution of this Agreement, the parties are entering into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the “Warrant Agreement”), which provides for the delivery by Resource of a warrant in substantially the form of Exhibit B attached hereto (the “Warrant”) entitling Fulton to purchase shares of the Resource Common Stock in certain circumstances. In addition, Resource has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in Resource in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I—THE MERGER

Subject to the terms and conditions of this Agreement, Resource shall merge with and into Fulton in accordance with the following:

Section 1.1 Merger. At the Effective Time (as defined in Section 9.2 herein) (i) Resource shall merge with and into Fulton pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended and the Virginia Stock Corporation Act (the “VSCA”), whereupon the separate existence of Resource shall cease and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) the Resource Common Stock will be converted into Fulton Common Stock pursuant to the provisions of Article II hereof.

Section 1.2 Name. The name of the Surviving Corporation shall be “Fulton Financial Corporation”. The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

Section 1.3 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Fulton as in effect at the Effective Time.

Section 1.4 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fulton as in effect at the Effective Time.

Section 1.5 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

ARTICLE II—CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

Section 2.1 Conversion of Shares. At the Effective Time (as defined in Section 9.2 herein) the shares of Resource Common Stock then outstanding shall be converted into shares of Fulton Common Stock, as follows:

(a) General. Subject to the provisions of Sections 2.1(b), 2.1(c) and 2.1(d) herein, each share of Resource Common Stock issued and outstanding immediately before the Effective Time, shall, at the Effective Time, be converted into and become without any action on the part of the holder thereof, and Fulton shall issue, 2.20 (to be adjusted to 1.4667 on September 5, 2003, the payment date of the three-for-two stock split (the “September Split”) declared by Resource and payable to shareholders of record on August 15, 2003) (such number, as it may be adjusted under Section 2.1(b) herein, the “Conversion Ratio”) shares of Fulton Common Stock and the corresponding number of rights associated therewith pursuant to the Rights Agreement dated June 20, 1989, as amended and restated as of April 27, 1999, between Fulton and Fulton Bank (the “Fulton Rights Agreement”). Each share of Resource Common Stock to be converted into Fulton Common Stock pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, and be canceled, and each holder of share certificates evidencing shares of Resource Common Stock converted into Fulton Common Stock pursuant to this Section 2.1 shall thereafter cease to have any rights with respect to the shares represented thereby, except the right to receive the Fulton Common Stock therefor, without interest thereon, upon the surrender of the share certificates evidencing the Resource Common Stock in accordance with Section 2.2 hereof.

(b) Antidilution Provision. In the event that Fulton shall at any time before the Effective Time: (i) issue a dividend in shares of Fulton Common Stock, (ii) combine the outstanding shares of Fulton Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of Fulton Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to four decimal places), so that each Resource shareholder shall receive at the Effective Time, in exchange for his shares of Resource Common Stock, the number of shares of Fulton Common Stock as would then have been owned by him if the Effective Time had occurred before the record date of such event (For example, if Fulton were to declare a five percent (5%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.20 shares to 2.31 shares or from 1.4667 to 1.54 after giving effect to the September Split).

(c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Resource shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(e) herein).

(d) Cancelled Resource Shares. Notwithstanding the provisions of Section 2.1(a) herein, the following shares of Resource Common Stock shall not be converted into Fulton Common Stock, and shall be cancelled, at the Effective Time: (i) shares of Resource Common Stock then owned by Fulton or any direct or indirect subsidiary of Fulton (except for trust account shares or shares acquired in connection with debts previously contracted); and (ii) shares of Resource Common Stock owned by Resource or any direct or indirect subsidiary of Resource (except for trust account shares or shares acquired in connection with debts previously contracted).

(e) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing price for Fulton Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section 9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the “Price Determination Period.” (For example, if March 31, 2004 were to be the

Effective Date, then the Price Determination Period would be March 12, 15, 16, 17, 18, 19, 22, 23, 24 and 25, 2004). In the event that NASDAQ shall fail to report a closing price for Fulton Common Stock for any trading day during the Price Determination Period, the closing price for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Fulton Common Stock, by two brokerage firms then making a market in Fulton Common Stock to be selected by Fulton and approved by Resource.

Section 2.2 Exchange of Stock Certificates. Resource Common Stock certificates shall be exchanged for Fulton Common Stock certificates in accordance with the following procedures:

(a) Exchange Agent. The transfer agent of Fulton shall act as exchange agent (the “Exchange Agent”) to receive Resource Common Stock certificates from the holders thereof and to exchange such stock certificates for Fulton Common Stock certificates and (if applicable) to pay cash for fractional shares of Fulton Common Stock pursuant to Section 2.1(c) herein. Fulton shall cause the Exchange Agent on or promptly, but no later than three (3) business days after receipt of a final shareholder list following the Effective Date, to mail to each former shareholder of Resource a notice specifying the procedures to be followed in surrendering such shareholder’s Resource Common Stock certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent’s notice, each former shareholder of Resource shall surrender his Resource Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Resource shall be unable to surrender his Resource Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by Fulton for issuing replacement certificates to Fulton shareholders whose Fulton Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Resource Common Stock certificates from a former Resource shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a Fulton Common Stock certificate representing the whole number of shares of Fulton Common Stock into which such shareholder’s shares of Resource Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

(c) Dividend Withholding. Dividends, if any, payable by Fulton after the Effective Time to any former shareholder of Resource who has not prior to the payment date surrendered his Resource Common Stock certificates may, at the option of Fulton, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Resource upon proper surrender of his Resource Common Stock certificates.

(d) Failure to Surrender Certificates. All Resource Common Stock certificates must be actually or constructively (as referenced in (b) above) surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Resource shall not have properly surrendered his Resource Common Stock certificates within two (2) years after the Effective Date, the shares of Fulton Common Stock that would otherwise have been issued to him may, at the option of Fulton, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of Resource shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Resource, without interest, upon proper actual or constructive surrender of his Resource Common Stock certificates.

(e) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Fulton.

Section 2.3 Treatment of Outstanding Resource Options.

(a) At the Effective Time, each option (collectively, “Resource Options”) to purchase shares of Resource Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to Resource’s 2001 Stock Incentive Plan, 1996 Long-Term Incentive Plan, 1994 Long-Term Bank Director Incentive Plan and 1993 Long-Term Incentive Plan (collectively, the “Resource Stock Option Plans”) or otherwise granted by the Resource Board of Directors and evidenced by stock option agreements but not pursuant to any Resource Stock Option Plans; and (iii) would otherwise survive the Effective Time, in the absence of the transactions contemplated by this Agreement, shall be assumed by Fulton through the grant of an option to acquire shares of Fulton Common Stock on the terms set forth below (each Resource Option, as assumed, a “Fulton Stock Option”). Alternatively, each holder of a Resource Option may elect to exercise such Resource Option immediately prior to the Effective Time and have the Resource Common Stock acquired as a result of such exercise converted into Fulton Common Stock pursuant to Section 2.1 of this Agreement.

(b) A Fulton Stock Option shall be a stock option to acquire shares of Fulton Common Stock with the following terms: (i) the number of shares of Fulton Common Stock which may be acquired pursuant to such Fulton Stock Option shall be equal to the product of the number of shares of Resource Common Stock covered by the Resource Option multiplied by the Conversion Ratio, provided that any fractional share of Fulton Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of Fulton Common Stock shall be equal to the exercise price per share of Resource Common Stock of such Resource Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such Fulton Stock Option shall be identical to the duration and other terms of such Resource Option, (except to the extent that vesting thereof is to be accelerated under the terms of the Resource Stock Option Plans or the Resource Options) except that all references to Resource shall be deemed to be references to Fulton and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Resource Option; (iv) Fulton shall assume such Resource stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (v) to the extent Resource Options qualify as incentive stock options under Section 422 of the Code, the Fulton Stock Options exchanged therefor shall also so qualify. In connection with the foregoing, (i) the foregoing is intended to effect an assumption of a Resource Option by Fulton under Section 424(a) of the Code and (ii) neither a Fulton Option nor the assumption of a Resource Option shall give the holder of a Resource Option additional benefits which he did not have under such Resource Option within the meaning of Section 424(a)(1) of the Code. Subject to the Fulton Stock Options and the foregoing, the Resource Stock Option Plans and all options or other rights to acquire Resource Common Stock issued thereunder shall terminate at the Effective Time. Fulton shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Fulton Stock Option.

(c) Prior to the Effective Time, Fulton shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), register the number of shares of Fulton Common Stock necessary to satisfy Fulton’s obligations with respect to the issuance of Fulton Common Stock pursuant to the exercise of Fulton Stock Options and under Section 2.3.

(d) Prior to the Effective Time (to the extent required as determined by Fulton or Resource under applicable law, the terms of the Resource Stock Option Plans or otherwise), Fulton shall receive agreements from each holder of a Resource Option that does not elect to exercise such Resource Option immediately prior to the Effective Time and have the Resource Common Stock acquired as a result of such exercise converted into Fulton Common Stock pursuant to Section 2.1 of this Agreement, pursuant to which each such holder agrees to accept a Fulton Stock Option in substitution for the Resource Option, as of the Effective Time.

(e) Schedule 2.3 sets forth a listing of each Resource Option as of the date of this Agreement (copies of which have been provided to Fulton), including the optionee, date of grant, shares of Resource Common Stock subject to such Option, the exercise price of such Option, expiration date, and classification as an incentive stock option or a nonqualified stock option.

Section 2.4 Reservation of Shares. Fulton agrees that (i) prior to the Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

Section 2.5 Taking Necessary Action. Fulton and Resource shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Fulton with full title to all properties, assets, rights, approvals, immunities and franchises of Resource, the officers and directors of Resource, at the expense of Fulton, shall use commercially reasonable efforts to take all such necessary action.

Section 2.6 Press Releases, Etc. Fulton and Resource agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Fulton and Resource, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

Section 2.7 Fulton Common Stock. Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

Section 2.8 Dissenters’ Rights. Pursuant to Section 13.1-730.C of the VSCA, the shareholders of Resource shall not be entitled to exercise dissenters’ rights under the provisions of Section 13.1-730 of the VSCA.

Section 2.9 Certain Actions. Prior to the Effective Time, Fulton and Resource shall take all such steps as may be required to cause any dispositions of shares of Resource Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to Resource to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF RESOURCE

Resource represents and warrants to Fulton, as of the date of this Agreement, as follows:

Section 3.1 Authority. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of Resource (its Board of Directors). At a meeting duly called and held, by a vote of at least a majority of the members of the Board of Directors, the Board of Directors (i) approved the Merger and this Agreement, and (ii) directed that this Agreement and Merger be submitted for approval by its shareholders with the recommendation of the Board of Directors that the shareholders of Resource approve this Agreement, the Merger and the transactions contemplated thereby, and, except for the approval of this Agreement by its shareholders, Resource has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by Resource and, assuming due authorization, execution and delivery by Fulton, constitute valid and binding obligations of Resource, enforceable in accordance with their respective terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights and the laws, regulations and rules affecting financial institutions. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Resource, (ii) the Articles of Incorporation or Bylaws of Resource Bank, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Resource or any Resource Subsidiary, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which Resource or any Resource Subsidiary is a party or by which Resource or any Resource Subsidiary or any of their properties are bound.

Section 3.2 Organization and Standing. Resource is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Resource is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Resource Bank is a banking corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Resource Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is a member of the Federal Reserve System. Resource Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each of the Resource Subsidiaries currently conducting operations other than Resource Bank is an entity or business trust that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Resource Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 3.3 Subsidiaries. Resource Bank and Resource Capital Trust I, Resource Capital Trust II, Resource Capital Trust III and Virginia Financial Services, LLC are wholly-owned subsidiaries of Resource (except that Resource owns 100% of the common securities of such Capital Trusts and third parties own the capital securities issued by such trust). CW and Company of Virginia, Resource Service Corporation and PRC Title, LLC are wholly-owned subsidiaries of Resource Bank. Except for the Resource Subsidiaries, Resource owns no subsidiaries, directly or indirectly, other than as described on Schedule 3.3.

Section 3.4 Capitalization. The authorized capital of Resource consists exclusively of 15,000,000 shares of Resource Common Stock and 500,000 shares of the Resource Preferred Stock. As of the date of this Agreement, there are no shares of Resource Preferred Stock outstanding and 3,979,167 (to be increased to approximately 5,968,750 effective with the September Split, with all other shares numbers below on a pre-split basis) shares of Resource Common Stock outstanding, all of which are validly issued, fully paid and non-assessable. In addition, 486,414 shares of Resource Common Stock are subject to issuance upon the exercise of Resource Options and 990,000 shares of Resource Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the Resource Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Resource Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of Resource Common Stock. The authorized capital of Resource Bank consists exclusively of shares of common stock (the “Resource Bank Common Stock”) and preferred stock (“Resource Bank Preferred Stock”). All of the outstanding shares of Resource Bank Common Stock and Resource Bank Preferred Stock are owned beneficially and of record by Resource and are validly issued, outstanding and fully-paid and non-assessable. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Resource Bank Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of Resource Bank Common Stock. All outstanding shares of the capital stock or membership interests, as applicable, of the other Resource Subsidiaries are owned beneficially and of record by Resource or Resource Bank, as appropriate, except that, in the case of Resource Capital Trust I, Resource Capital Trust II and Resource Capital Trust III, Resource owns 100% of the common securities and the purchasers thereof own the capital securities issued by each said Trust. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of such Resource Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of such Resource Subsidiaries. The Common Stock of Resource Bank and the common stock or membership interests of the other Resource Subsidiaries are sometimes collectively referred to herein as the “Resource Subsidiaries Common Equity”.

Section 3.5 Charter, Bylaws and Minute Books. The copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements (or, with respect to Resource Capital Trust I, Resource Capital Trust II and Resource Capital Trust III, their trust declarations) of Resource and the Resource Subsidiaries that have been made available to Fulton for inspection are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Resource and the Resource Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Resource and the Resource Subsidiaries at the meetings documented in such minutes, excluding information related to the transactions contemplated by this Agreement and to any other merger, consolidation, share exchange or sale, exchange or other disposition of all, or substantially all, of Resource’s property or assets.

Section 3.6 Financial Statements. Resource has delivered to Fulton the following financial statements: Consolidated Balance Sheets of Resource at December 31, 2002 and 2001 and Consolidated Statements of Income, Statements of Stockholders’ Equity, and Consolidated Statements of Cash Flows of Resource for the years ended December 31, 2000, 2001 and 2002, audited by Goodman & Company, L.L.P., and set forth in the 2002 Annual Report to Resource’s shareholders and unaudited Consolidated Balance Sheets of Resource at June 30, 2003 and unaudited Consolidated Statements of Income for the six-month periods ended June 30, 2003 and 2002, unaudited Consolidated Statements of Stockholders’ Equity for the six-month periods ended June 30, 2003 and 2002 and unaudited Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2003 and 2002, as filed with the Securities and Exchange Commission (the “SEC”) in a Quarterly Report on Form 10-Q (the aforementioned Balance Sheet as of June 30, 2003 being hereinafter referred to as the “Resource Balance Sheet”). Each of the foregoing financial statements fairly present the consolidated financial position, and results of operations and cash flows of Resource at their respective dates and for the respective periods then ended and has been prepared in accordance with United States generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for (i) the omission of the notes from the financial statements applicable to any interim period and (ii) with respect to any interim period, normal year-end adjustments.

Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, or as reflected, noted or adequately reserved against in the Resource Balance Sheet, at June 30, 2003, Resource had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Resource Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, Resource and the Resource Subsidiaries have not incurred, since June 30, 2003, any such liability, other than liabilities of the same nature as those set forth in the Resource Balance Sheet, all of which have been incurred in the Ordinary Course of Business. For purposes of this Agreement, the term “Ordinary Course of Business” shall mean the ordinary course of business consistent with Resource’s and the Resource Subsidiaries’ customary business practices.

Section 3.8 Absence of Changes. Since June 30, 2003, Resource and the Resource Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither Resource nor the Resource Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business, operations, or future prospects other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to Resource and the Resource Subsidiaries on a consolidated basis.

Section 3.9 Dividends, Distributions and Stock Purchases. Since June 30, 2003, Resource has not declared, set aside, made or paid any dividend or other distribution in respect of the Resource Common Stock, or purchased, issued or sold any shares of Resource Common Stock or the Resource Subsidiaries Common Equity other than (i) the September Split and (ii) the $0.17 per share dividend declared on July 1, 2003 to shareholders of record as of July 15, 2003 and paid on July 29, 2003.

Section 3.10 Taxes. Resource and Resource Bank have filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of June 30, 2003. Except as disclosed in Schedule 3.10: (i) Resource and Resource Bank have paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither Resource nor the

Resource Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the “IRS”) has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of Resource or Resource Bank for any year through and including the year ended December 31, 2002. Except as disclosed in Schedule 3.10, neither Resource nor the Resource Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves reflected in the Resource Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Resource’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 3.11 Title to and Condition of Assets. Except as disclosed in Schedule 3.11, Resource and the Resource Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Resource Balance Sheet or acquired subsequent to June 30, 2003, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Resource Balance Sheet or in Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Resource Balance Sheet or acquired subsequent to June 30, 2003: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Resource and the Resource Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

Section 3.12 Contracts.

(a) Each written or oral contract entered into by Resource or the Resource Subsidiaries (other than loan agreements, promissory notes, deeds of trust and other contracts with customers reasonably entered into by Resource or the Resource Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Resource or the Resource Subsidiaries are a party or by which Resource or the Resource Subsidiaries or any of their properties may be bound (collectively referred to herein as “Material Contracts”) is identified in Schedule 3.12.

Except as disclosed in Schedule 3.12, all Material Contracts are enforceable against Resource or the Resource Subsidiaries, as the case may be, and Resource or the Resource Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and Resource has no Knowledge (as defined in Section 3.13) of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

(b) Except for the Warrant Agreement and as set forth in Schedule 3.12, as of the date of this Agreement, neither Resource nor the Resource Subsidiaries is a party to, or bound by, any oral or written:

(i) “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

(iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

(iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

(v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

(vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of Resource and/or Resource Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Resource and/or Resource Bank;

(viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

(ix) deferred compensation plan or arrangement; or

(x) joint venture agreements.

Section 3.13 Litigation and Governmental Directives. Except as disclosed in Schedule 3.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge (as that term is defined below) of Resource or the Resource Subsidiaries, threatened, that involves Resource or the Resource Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Resource or the Resource Subsidiaries taken as a whole; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or arbitration tribunal issued against or with the consent of Resource or the Resource Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Resource or the Resource Subsidiaries taken as a whole or that in any material manner restrict the right of Resource or the Resource Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither Resource nor the Resource Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Resource or the Resource Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or the Resource Subsidiaries or would restrict in any material manner the right of Resource or the Resource Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which Resource or the Resource Subsidiaries have filed proofs of claim) in which Resource or the Resource Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.13. In this Agreement, the terms “Knowledge of Resource or Resource Bank” and “Knowledge of Resource and the Resource Subsidiaries” shall mean the actual knowledge of the Contract Employees (as defined in Section 3.17).

Section 3.14 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3.14 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or the Resource Subsidiaries taken as a whole: (i) Resource and the Resource Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Resource or the Resource Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Resource or the Resource Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the Knowledge of Resource threatened, which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 3.15 Insurance. All policies of insurance relating to Resource’s and Resource Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Resource or the Resource Subsidiaries are listed in Schedule 3.15. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 3.16 Financial Institutions Bonds. Since January 1, 1999, Resource Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring Resource Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Resource Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Resource Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

Section 3.17 Labor Relations and Employment Agreements. Neither Resource nor any of the Resource Subsidiaries are a party to or bound by any collective bargaining agreement. To their Knowledge, Resource and the Resource Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Resource or Resource Bank threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Resource or the Resource Subsidiaries. Except as disclosed in Schedule 3.17, neither Resource nor the Resource Subsidiaries have any employment contract, change of control agreement or policy, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments referred to, an “Employment Obligation”) with any director, officer, employee, agent or consultant; provided however, that, (i) as of the date of this Agreement (and effective as of the Effective Time), each of Lawrence N. Smith, T.A. Grell, Jr., Debra C. Dyckman, Harvard R. Birdsong II, James M. Miller, Edward O. Yoder and William T. Morrison has executed an employment agreement with Resource Bank so as to, among other things, consent to certain respective changes in their duties, powers and functions following the Merger and waiving any right to obtain “change of control” or severance payments as a result of the Merger, such agreements to be substantially in the form of Exhibit D attached hereto and (ii) the other employees subject to employment agreements with Resource or Resource Bank listed on Exhibit D (the “Waiver Employees”) have been requested to execute a waiver, in the form attached to Exhibit D, acknowledging that no “change of control” or severance payments shall be payable under their employment agreements as a result of the Merger (and the Waiver Employees who have excited such waivers are designated on Exhibit D). For the purposes of this Agreement, Messrs. Smith, Grell, Birdsong and Miller and Ms. Dyckman, shall be referred to herein as the “Contract Employees”. Except as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2 herein), neither Resource nor the Resource Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Resource or the Resource Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.17, no payment that is owed or may become due to any director, officer, employee, or agent of Resource or any Resource Subsidiary as a result of the consummation of the Merger will be non-deductible to Resource or any Resource Subsidiary or subject to tax under IRC § 280G or § 4999; nor, except as set forth on Schedule 3.17, will Resource or any Resource Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

Section 3.18 Employee Benefit Plans. All employee benefit plans, contracts or arrangements to which Resource or the Resource Subsidiaries are a party or by which Resource or the Resource Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the “Resource Benefit Plans”), but not including the Employment Obligations described in Section 3.17, are identified in Schedule 3.18. Each of the Resource Benefit Plans which is an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each such Plan being herein called a “Resource Pension Plan”) is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Resource Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Resource Pension Plans or any other Resource Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of Resource, threatened with respect to any Resource Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Resource nor the Resource Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Resource Pension Plans or any other Resource Benefit Plan. Within the past five years, there has not been any audit of any Resource Benefit Plan by the U.S. Department of Labor or the IRS.

Section 3.19 Related Party Transactions. Except as disclosed in Schedule 3.19, neither Resource nor any of the Resource Subsidiaries have any contract, extension of credit, or business arrangement of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1999) of Resource or any of the Resource Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Resource Common Stock; and (iii) any “associate” (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms’ length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

Section 3.20 No Finder. Except as disclosed in Schedule 3.20, neither Resource nor any of the Resource Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

Section 3.21 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Resource, the Resource Subsidiaries, the Resource Common Stock, the Resource Subsidiaries’ Common Equity, and the involvement of Resource and the Resource Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Resource to Fulton pursuant to Section 3.6 contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22, neither Resource nor any of the Resource Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries and which is required to be reflected, noted or adequately reserved against in Resource’s consolidated financial statements under United States generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 3.22, neither Resource nor any of the Resource Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries.

Section 3.23 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of Resource and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Resource, the Resource Subsidiaries, Resource Common Stock, the Resource Subsidiaries Common Equity and all actions taken and statements made by Resource and the Resource Subsidiaries in connection with the transactions contemplated herein (except for information provided by Fulton to Resource or the Resource Subsidiaries) will: (i) comply in all material respects with applicable provisions of the 1933 Act, and the 1934 Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 3.24 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Resource or Resource Bank with the SEC or the Federal Reserve Board (the “FRB”), as applicable, under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25 Reports. Resource and Resource Bank have filed all material reports, registrations and statements that are required to be filed with the FRB, the Federal Deposit Insurance Company (“FDIC”), the Virginia Bureau of Financial Institutions (the “Bureau”) and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Resource and the Resource Subsidiaries on a consolidated basis. Resource has furnished Fulton with, or made available to Fulton, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 through the date of this Agreement. Resource is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and, Resource has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Resource and the Resource Subsidiaries on a consolidated basis. The Resource Common Stock is traded on NASDAQ under the symbol “RBKV”.

Section 3.26 Loan Portfolio of Resource Bank.

(a) Attached hereto as Schedule 3.26 is a list of (i) all outstanding commercial loans, commercial loan commitments and commercial letters of credit, of Resource Bank in excess of $1,500,000, (ii) all loans of Resource Bank classified by Resource Bank or any regulatory authority as “Monitor,” “Substandard,” “Doubtful” or “Loss,” (iii) all

commercial and mortgage loans of Resource Bank classified as “non-accrual,” and (iv) all commercial loans of Resource Bank classified as “in substance foreclosed.”

(b) Resource Bank has adequately reserved for or charged off loans in accordance with applicable regulatory requirements, United States generally accepted accounting principles and current written policies of Resource Bank.

(c) Except as set forth on Schedule 3.26, Resource Bank does not engage in so-called “subprime Section 32 lending.” For the purposes of this representation, “subprime lending” shall be deemed to refer to programs that target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments or bankruptcies, or that target borrowers with questionable repayment capacity evidenced by low credit scores or high debt-burden ratios.

Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27 is a list of all securities held by Resource and the Resource Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by them as of June 30, 2003. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27. Except as set forth on Schedule 3.27, the investment portfolio of Resource or the Resource Subsidiaries does not include any financial derivatives.

Section 3.28 Regulatory Examinations.

(a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of Resource or any of the Resource Subsidiaries within the past ten (10) years. Except as otherwise disclosed in Section 3.29, neither Resource nor any of the Resource Subsidiaries have received any objection from any regulatory agency to Resource’s or any of the Resource Subsidiaries’ response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Resource and any of the Resource Subsidiaries which would have a materially adverse effect on Resource and any of the Resource Subsidiaries on a consolidated basis.

(b) Neither Resource nor any of the Resource Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on Resource and any of the Resource Subsidiaries on a consolidated basis.

Section 3.29 Regulatory Agreements. Except as set forth on Schedule 3.29, on the date hereof, neither Resource nor Resource Bank is a party to any assistance agreement, directive, commitment letter, supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the FRB, the Bureau or any other financial services regulatory agency having jurisdiction over Resource or Resource Bank that relates to the conduct of the business of Resource or Resource Bank, nor has Resource or Resource Bank been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

Section 3.30 Beneficial Ownership of Fulton Common Stock. Resource and the Resource Subsidiaries do not, and prior to the Effective Time, Resource and the Resource Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

Section 3.31 Fairness Opinion. Resource’s Board of Directors has received a written opinion from each of Ryan Beck & Co. and Scott & Stringfellow, Inc. to be updated in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such updated written opinion being provided simultaneously to Fulton at the time of receipt), to the effect that the Conversion Ratio, at the time of execution of this Agreement and the mailing of the Proxy Statement/Prospectus, is fair to Resource’s shareholders from a financial point of view.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF FULTON

Fulton represents and warrants to Resource, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of Fulton, and no other corporate action on the part of Fulton is necessary to authorize this Agreement or the consummation by Fulton of the transactions contemplated herein. This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Resource, constitutes a valid and binding obligation of Fulton. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of Fulton or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Fulton is a party or by which Fulton or any of its properties are bound.

Section 4.2 Organization and Standing. Fulton is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a registered financial holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 4.3 Capitalization. The authorized capital of Fulton consists exclusively of 400,000,000 shares of Fulton Common Stock and 10,000,000 shares of preferred stock without par value (the “Fulton Preferred Stock”). As of August 21, 2003, there were 113,980,807 shares of Fulton Common Stock validly issued, fully paid and non-assessable and 4,425,665 shares are held as treasury shares. No shares of Fulton Preferred Stock have been issued as of the date of this Agreement, and Fulton has no present intention to issue any shares of Fulton Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Fulton Common Stock or shares of Fulton Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of Fulton Common Stock or into shares of Fulton Preferred Stock, except as follows: (i) 3,440,774 shares of Fulton Common Stock were issuable upon the exercise of outstanding stock options granted under the Fulton Incentive Stock Option Plan and the Fulton Employee Stock Purchase Plan and (ii) there were outstanding 118,984,457 Rights representing the right under certain circumstances to purchase shares of Fulton Common Stock pursuant to the terms of a Fulton Rights Agreement and (iii) 1,331,047 shares of Fulton Common Stock reserved from time to time for issuance pursuant to Fulton’s Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Fulton Common Stock that are issued in the Merger shall include purchase Rights under the Fulton Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Fulton without a Distribution Date having occurred under such Agreement.

Section 4.4 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Fulton that have been delivered to Resource are true, correct and complete.

Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all subsidiaries (“Subsidiaries”) which Fulton owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) Fulton owns, directly or indirectly, all of the outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than Fulton or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than Fulton or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

Section 4.6 Financial Statements. Fulton has delivered to Resource the following financial statements: Consolidated Balance Sheets at December 31, 2002 and 2001 and Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000, (audited by Arthur Andersen LLP for the years 2000 and 2001 and KPMG LLP for the year 2002) and set forth in the Annual Report to the shareholders of Fulton for the year ended December 31, 2002, and unaudited Consolidated Balance Sheets as of June 30, 2003, unaudited Consolidated Statements of Income for the six-month periods ended June 30, 2003 and 2002, and unaudited Consolidated Statements of Cash Flows for the six-months ended June 30, 2003 and 2002 as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of June 30, 2003 being hereinafter referred to as the “Fulton Balance Sheet”). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Fulton at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.7 or as reflected, noted or adequately reserved against in the Fulton Balance Sheet, at June 30, 2003 Fulton had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Fulton Balance Sheet under generally accepted accounting principles. Except as described in Schedule 4.7, since June 30, 2003, Fulton has not incurred any such liability other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

Section 4.8 Absence of Changes; Dividends, Etc. Since June 30, 2003 (a) there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton and the Fulton Subsidiaries on a consolidated basis and (b) except as disclosed in Schedule 4.8, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Stock.

Section 4.9 Litigation and Governmental Directives. Except as disclosed in Schedule 4.9: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of Fulton threatened, that involves Fulton or any Fulton Subsidiary or its properties and that, if determined adversely to Fulton or the Fulton Subsidiary, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or of any arbitration tribunal against Fulton which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted; and (iii) Fulton has no knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Fulton, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any material manner the right of Fulton to carry on its business as presently conducted.

Section 4.10 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 4.10 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton: (i) Fulton and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of Fulton and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 4.11 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, Fulton Common Stock, and the involvement of Fulton in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Fulton to Resource in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Fulton to Resource in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

Section 4.12 Labor Relations. Neither Fulton nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To its knowledge, Fulton and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Fulton or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Fulton.

Section 4.13 Employee Benefits Plans. Fulton’s contributory profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the “Fulton Pension Plans”) are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the Pension Benefit Guaranty Corporation (the “PBGC”). No “prohibited transaction” or “reportable event” (as such terms are defined in the Code or ERISA) has occurred with respect to the Fulton Pension Plans or any other employee benefit plan to which Fulton or any of its subsidiaries are a party or by which Fulton or any of its subsidiaries are bound (each hereinafter called a “Fulton Benefit Plan”). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the Fulton Pension Plans or any other Fulton Benefit Plan, and no claim is pending or threatened with respect to any Fulton Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Fulton or any of its subsidiaries have incurred any liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the Fulton Pension Plans or any other Fulton Benefit Plan. There has not been any audit of any Fulton Benefit Plan by the U.S. Department of Labor, the IRS or the PBGC since 1990.

Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14, Fulton has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor’s right) or leased by Fulton and which is required to be reflected, noted or adequately reserved against in Fulton’s consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 4.14, neither Fulton nor any of the Fulton Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries.

Section 4.15 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Fulton with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.16 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of Resource and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Fulton, Fulton Common Stock, and actions taken and statements made by Fulton in connection with the transactions contemplated herein (other than information provided by Resource or Resource Bank to Fulton), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 4.17 Regulatory Approvals. Fulton is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to Fulton’s ability to carry on its business.

Section 4.18 No Finder. Fulton has not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

Section 4.19 Taxes. Fulton has filed, or has received extension for filing, all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of June 30, 2003. Except as disclosed in Schedule 4.19, (i) Fulton has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) Fulton has not received any notice of deficiency or assessment of additional taxes. Except as disclosed in Schedule 4.19, the accruals and reserves reflected in the Fulton Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Fulton’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 4.20 Title to and Condition of Assets. Fulton has good and marketable title to all material consolidated real and personal properties and assets reflected in the Fulton Balance Sheet or acquired subsequent to June 30, 2003 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Fulton Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

Section 4.21 Contracts. All Fulton Material Contracts are enforceable against Fulton, and Fulton has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. “Fulton Material Contracts” shall be defined as each written or oral contract entered into by Fulton or any Fulton Subsidiary (other than contracts with customers reasonably entered into by Fulton in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Fulton or Fulton Subsidiaries are a party or by which Fulton or any of the Fulton Subsidiaries or any of their properties may be bound.

Section 4.22 Insurance. All policies of insurance covering operations of Fulton which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Fulton are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 4.23 Reports. Fulton and the Fulton Subsidiaries has have all material reports, registrations and statements that are required to be filed with the FRB, the FDIC, the Pennsylvania Department of Banking, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton Subsidiaries on a consolidated basis. Fulton has furnished Resource with, or made available to Resource, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 to the date of this Agreement. Fulton is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and Fulton has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton subsidiaries. The Fulton Common Stock is traded on NASDAQ under the symbol “FULT.”

ARTICLE V—COVENANTS OF RESOURCE

From the date of this Agreement until the Effective Time, Resource covenants and agrees to do, and shall cause the Resource Subsidiaries to do, the following:

Section 5.1 Conduct of Business. Except as otherwise consented to by Fulton in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Resource and the Resource Subsidiaries shall:

(i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(ii) use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Resource or any of the Resource Subsidiaries;

(iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Resource or any of the Resource Subsidiaries;

(v) keep in full force and effect all insurance policies now carried by Resource or any of the Resource Subsidiaries;

(vi) perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which Resource or any of the Resource Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(vii) maintain their books of account and other records in the Ordinary Course of Business;

(viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Resource or any of the Resource Subsidiaries and to the conduct of their businesses;

(ix) not amend Resource’s or any of the Resource Subsidiaries’ Articles of Incorporation or Bylaws (or Articles of Organization or Operating Agreements, as applicable, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(xi) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.12 or which do not exceed, in any case, $200,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(xiii) except for the September Split or as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of Resource Common Stock or of Resource Preferred Stock;

(xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Resource Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Resource Common Stock or any other equity or debt securities of Resource (other than the Warrant or the Resource Common Stock issuable under the Warrant);

(xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Resource Benefit Plan (as defined in Section 3.18 herein), except as required by law for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein), severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Resource or any of the Resource Subsidiaries, except that Resource and the Resource Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice or their current policy disclosed in writing to Fulton, and are consistent, in magnitude and otherwise, with the current policy disclosed in writing to Fulton of Resource and the Resource Subsidiaries (provided, however, that no Contract Employees shall receive a salary increase or bonus, except as set forth on Schedule 5.1);

(xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein;

(xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Resource Bank and classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2003 and thereafter, Resource and the Resource Subsidiaries shall consult with Fulton and shall act in accordance with generally accepted accounting principles;

(xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one year or more;

(xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than as disclosed on Schedule 5.1(xxi);

(xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(xxiii) not take any other action which would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code; and

(xxiv) following receipt of both shareholder and regulatory approval of the Merger and upon agreement as to the Effective Date by Fulton and Resource, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve; provided, however, (A) in taking such actions, Resource shall not be required to breach any existing contractual obligations and (B) any such actions taken at the request of Fulton shall be subject to the provisions of subparagraph (a) of Section 7.2(f) herein.

Section 5.2 Best Efforts. Resource and the Resource Subsidiaries shall cooperate with Fulton and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Resource and the Resource Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); and (ii) cooperate with Fulton in making Resource’s and the Resource Subsidiaries’ employees reasonably available for training by Fulton at Resource’s and the Resource Subsidiaries’ facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Resource’s and the Resource Subsidiaries’ facilities will be properly operated in accordance with Fulton’s policies after the Merger.

Section 5.3 Access to Properties and Records. Resource and the Resource Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Resource and the Resource Subsidiaries as Fulton may reasonably request, subject to the obligation of Fulton and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Resource and the Resource Subsidiaries obtained by reason of such access and subject to applicable law.

Section 5.4 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Resource and the Resource Subsidiaries shall promptly prepare and deliver to Fulton as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either Resource or any of the Resource Subsidiaries (including, without limitation, delivery of Resource’s audited annual financial statements for 2003 as soon as they are available if the Effective Time has not occurred prior to the date Resource’s Form 10-K for 2003 is due under the 1934 Act) (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Resource Financial Statements”). Resource shall be deemed to make the representations and warranties set forth in Section 3.6, 3.7 and 3.8 to Fulton with respect to the Additional Resource Financial Statements upon delivery thereof.

Section 5.5 Update Schedules. Resource or any of the Resource Subsidiaries shall promptly disclose to Fulton in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

Section 5.6 Notice. Resource or any of the Resource Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition(financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or any of the Resource Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

Section 5.7 No Solicitation.

(a) Resource and the Resource Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of Resource determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Resource, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Resource or the Resource Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Resource or any of the Resource Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of Resource or any of the Resource Subsidiaries, whether or not acting on behalf of Resource or any of its subsidiaries, shall be deemed to be a breach of this Section by Resource.

(b) Resource shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by Resource’s shareholders; provided, however, that Resource’s Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(c) The Board of Directors of Resource shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fulton, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause Resource to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of Resource shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section shall prohibit Resource from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act, as amended, provided, however, that neither Resource nor its Board of Directors shall, except as permitted by paragraph (b) or (c) of this section, propose to approve or recommend, an Acquisition Proposal.

(e) Resource shall promptly (but in any event within one day) advise Fulton orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. Resource will, to the extent reasonably practicable, keep Fulton fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(i) In the event the Board of Directors of Resource takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination under Section 8.1(a) herein and shall allow exercise of the Warrant. In the event the Board of Directors of Resource takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination by Fulton under Section 8.1(b)(i) herein and shall allow exercise of the Warrant.

(ii) This Agreement may be terminated by Resource prior to the shareholders meeting of Resource if (A) the Board of Directors of Resource shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Resource’s shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.7 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this Section 5.7 in all material respects and the Board of Directors of Resource has authorized, subject to complying with the terms of this Agreement, Resource to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and Resource notifies Fulton in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Fulton does not make, within five (5) business days after receipt of Resource’s written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of Resource reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of Resource as the Superior Proposal and during such period Resource reasonably considers and discusses in good faith all proposals submitted by Fulton and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Fulton and its advisors from time to time as required by Fulton to consider and discuss in good faith Fulton’s proposals, and (D) prior to Resource’s termination pursuant to this Section 5.7(e)(ii), Resource confirms in writing that such termination allows exercise of the Warrant. Resource agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Fulton has received the notice to Fulton required by clause (C) and (y) to notify Fulton promptly if its intention to enter into a binding agreement referred to in its notice to Fulton shall change at any time after giving such notice.

(f) For the purpose of this Section 5.7:

(i) “Acquisition Proposal” shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of Resource or any of the Resource Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of Resource or any of the Resource Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Resource or any of the Resource Subsidiaries.

(ii) A “Superior Proposal” shall be an Acquisition Proposal that the Board of Directors of Resource believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition

Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor), would, if consummated, result in a transaction more favorable to the shareholders of Resource from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

Section 5.8 Affiliate Letters. Resource shall use its best efforts to deliver or cause to be delivered to Fulton, at or before the Closing, a letter from each of the officers and directors of Resource and shall use its best efforts to obtain and deliver such a letter from each shareholder of Resource who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Resource, in form and substance satisfactory to Fulton and Resource, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of Fulton Common Stock to be received by such person pursuant to this Agreement.

Section 5.9 No Purchases or Sales of Fulton Common Stock During Price Determination Period. Resource and the Resource Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of Resource who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of Resource does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period.

Section 5.10 Dividends. Between the date of this Agreement and the Effective Date, Resource shall not declare or pay cash dividends on the Resource Common Stock; provided, however, that Resource may declare and pay a dividend of up to $.17 per share (such amount to be adjusted appropriately with the September Split) on the Resource Common Stock on each of (i) January 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on Fulton Common Stock scheduled to be paid on or about January 15, 2004; (ii) April 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about April 22, 2004; (iii) July 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about July 15, 2004 and (iv) October 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about October 15, 2004 (it being the intent of Fulton and Resource that Resource be permitted to pay a dividend on the Resource Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of Resource, upon becoming shareholders of Fulton, would not be entitled to receive a dividend on the Fulton Common Stock on the payment dates indicated in such subsections).

Section 5.11 Best Efforts as to Remaining Waiver Employees. Resource shall use its best efforts to obtain the waivers referenced in Section 3.17 from the Waiver Employees who did not execute waivers prior to the date of this Agreement.

ARTICLE VI—COVENANTS OF FULTON

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to do the following:

Section 6.1 Best Efforts. Fulton shall cooperate with Resource and the Resource Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

(a) Applications for Regulatory Approval. Fulton shall promptly prepare and file, with the cooperation and assistance of (and after review by) Resource and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act and Chapter 15 of Title 6.1 of the Virginia Code, as amended.

(b) Registration Statement. Fulton shall promptly prepare, with the cooperation and assistance of (and after review by) Resource and its counsel and accountants, and file with the SEC a registration statement (the “Registration Statement”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to shareholders of Resource under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the “Proxy Statement/Prospectus”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to the shareholders of Resource, and the soliciting of the proxies of Resource’s shareholders in favor of the Merger, under the provisions of this Agreement. Fulton may rely upon all information provided to it by Resource and Resource Bank in this connection and Fulton shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Fulton in reliance upon any information provided to Fulton by Resource or the Resource Subsidiaries or by any of their officers, agents or representatives. Fulton shall provide a draft of the Registration Statement to Resource and its counsel for comment and review at least ten (10) business days in advance of the anticipated filing date.

(c) State Securities Laws. Fulton, with the cooperation and assistance of Resource and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Stock Listing. Fulton, with the cooperation and assistance of Resource and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of Fulton Common Stock to be issued in the Merger on NASDAQ.

(e) Adopt Amendments. Fulton shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Fulton’s Common Stock or could reasonably be expected to have a material adverse effect on the ability of Fulton to perform its obligations under this Agreement.

(f) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

Section 6.2 Access to Properties and Records. Fulton shall give to Resource and to its authorized employees and representatives (including without limitation Resource’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Fulton as Resource may reasonably request, subject to the obligation of Resource and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Fulton obtained by reason of such access.

Section 6.3 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Fulton shall promptly prepare and deliver to Resource as soon as practicable each Quarterly Report to Fulton’s shareholders and any Annual Report to Fulton’s shareholders normally prepared by Fulton. Fulton shall be deemed to make the representations and warranties set forth in Sections 4.6, 4.7 and 4.8 herein to Resource with respect to the financial statements (hereinafter collectively referred to as the “Additional Fulton Financial Statements”) set forth in the foregoing Quarterly Reports and any Annual Report to Fulton’s shareholders upon delivery thereof.

Section 6.4 Update Schedules. Fulton shall promptly disclose to Resource in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

Section 6.5 Notice. Fulton shall promptly notify Resource in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Resource in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

Section 6.6 No Purchase or Sales of Fulton Common Stock During Price Determination Period. Neither Fulton nor any Subsidiary of Fulton, nor any executive officer or director of Fulton or any Subsidiary of Fulton, nor any shareholder of Fulton who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Fulton, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period; provided, however, that Fulton may purchase shares of Fulton Common Stock in the ordinary course of business during the Price Determination Period for the benefit of Fulton’s Benefit Plans or Fulton’s Dividend Reinvestment Plan.

Section 6.7 Assumption of Resource Debentures. Fulton agrees that, effective with the Effective Date, it shall assume Resource’s 9.25% Junior Subordinated Debentures due April 15, 2029, Variable Rate Junior Subordinated Debentures due December 8, 2031 and Variable Rate Junior Subordinated Debentures due November 7, 2032, and all of Resource’s obligations under the related Indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

Section 6.8 Employment Arrangements.

(a) From and after the Effective Time, (i) Fulton, Resource Bank or another subsidiary of Fulton (any such parties employing employees of Resource or a Resource Subsidiary, the “Fulton Employers”) shall: (A) satisfy each of the Employment Obligations (as defined in Section 3.17 herein), and (B) use its good faith efforts to retain each present employee of Resource and the Resource Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Fulton Employers at a compensation commensurate with the position), (ii) in the event that the Fulton Employers shall continue to employ officers or employees of Resource and the Resource Subsidiaries as of the Effective Time, the Fulton Employers shall employ such persons on the Effective Time who are not Contract Employees (as defined in Section 3.17 herein) as “at-will” employees, and (iii) in the event the Fulton Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of Resource or the Resource Subsidiaries who are not Contract Employees, the Fulton Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, the greater of (I) three months’ salary or (II) one week’s salary and one week’s salary for each year of service with Resource or a Resource Subsidiary, thereafter, up to a maximum of 26 weeks’ salary; or (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Fulton or its successor.

(b) The Fulton Employers shall be obligated to provide employee benefits to each person who is an employee of Resource or a Resource Subsidiary, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Resource Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Fulton Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. For vesting and eligibility purposes for employee benefits, under each Fulton Benefit Plan and/or any employee benefit plan established by Fulton after the Effective Date, employees of Resource and the Resource Subsidiaries shall receive credit for years of service with Resource and the Resource Subsidiaries.

Section 6.9 Insurance; Indemnification.

(a) For four (4) years after the Effective Date, Fulton shall (and Resource Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Resource’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of Resource as of the date of this Agreement and carry such premium (not to exceed the greater of (i) 150% of the current premium for Resource’s existing directors and officers liability insurance policy or (ii) the applicable percentage increase payable by Fulton during such period for its directors and officers liability insurance policy) and that Fulton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) From and after the Effective Date, Fulton shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Resource or a Resource Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Resource or a Resource Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or

Bylaws of Resource or a Resource Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Fulton’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this section except to the extent Fulton is materially prejudiced thereby). In the defense of any action covered by this Section 6.9(b), Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Fulton shall have an obligation to advance funds to satisfy an obligation of Fulton or any successor to Fulton under this Section 6.9(b) to the same extent that Fulton would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

Section 6.10 Appointment of Fulton Director. Fulton shall, on or promptly after the Effective Date (but no later than Fulton’s next Board of Directors meeting following the Effective Date), appoint to Fulton’s Board of Directors one of Resource’s current directors designated, subject to the reasonable approval of Fulton, by vote of Resource’s Board of Directors prior to the Effective Date, to serve as a director of Fulton. Fulton has a mandatory retirement policy for directors who attain age 70; however, Fulton would “grandfather” the present director of Resource appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of Resource under any policy it currently has in effect.

Section 6.11 Continuation of Resource Bank’s Structure, Name and Directors.

(a) For a period of three (3) years after the Effective Date, Fulton shall (subject to the right of Fulton and the Resource Bank Continuing Directors (as defined below) to terminate such obligations under this Section 6.11(a) under subsections (b) and (c) below) (i) preserve the business structure of Resource Bank as a Virginia commercial bank; (ii) preserve and use the present name of Resource Bank, and (iii) continue in office the present directors of Resource Bank who indicate their desire to serve (the “Resource Bank Continuing Directors”), provided, that (A) for such three year period, each non-employee Resource Bank Continuing Director shall continue to receive director’s fees from Resource Bank on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from Resource Bank prior to the Effective Date (the current fees and benefits being set forth on Schedule 6.11 and to remain unchanged through the Effective Date); provided that, in the event an individual Resource Bank Continuing Director ceases to act as a director or as a member of any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors in such positions and (B) after such three-year period, each Resource Bank Continuing Director shall be subject to Fulton’s mandatory retirement rules for directors and shall receive the standard fee paid to directors of subsidiary banks of Fulton.

(b) Fulton shall have the right to terminate its obligations under subsection (a) of this Section 6.11 as a result of (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) based upon the advice of outside legal counsel the exercise of their fiduciary duties by Fulton’s directors.

(c) Notwithstanding anything herein to the contrary, the Resource Bank Continuing Directors, in their exercise of their fiduciary duty as to the best interests of Resource Bank and Fulton, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a) of this Section 6.11.

ARTICLE VII—CONDITIONS PRECEDENT

Section 7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Resource in accordance with applicable law, NASDAQ rules and regulations, the VSCA and the Articles of Incorporation of Resource.

(b) Regulatory Approvals: The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board and the Bureau, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business of Fulton, or any subsidiary of Fulton or (B) any divestiture by Resource or the Resource Subsidiaries of a portion of their businesses which Fulton in its good faith judgment believes will have a significant and material adverse impact on the business or prospects of Resource or the Resource Subsidiaries, as the case may be, or (ii) impose any condition upon Fulton or Resource Bank, or their other subsidiaries, taken as a whole, which in Fulton’s good faith judgment (x) would be materially burdensome to Fulton and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Stock Listing. The shares of Fulton Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ.

(d) Tax Opinion. Each of Fulton and Resource shall have received an opinion of Fulton’s counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to Fulton and Resource, addressed to Fulton and Resource, with respect to federal tax laws or regulations, to the effect that:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Fulton and Resource will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code;

(ii) No gain or loss will be recognized by Fulton or Resource by reason of the Merger;

(iii) The bases of the assets of Resource in the hands of Fulton will be the same as the bases of such assets in the hands of Resource immediately prior to the Merger;

(iv) The holding period of the assets of Resource in the hands of Fulton will include the period during which such assets were held by Resource prior to the Merger;

(v) A holder of Resource Common Stock who receives shares of Fulton Common Stock in exchange for his Resource Common Stock pursuant to the reorganization (except with respect to cash received in lieu of fractional shares of Fulton Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

(vi) A holder of Resource Common Stock who receives cash in lieu of a fractional share of Fulton Common Stock will be treated as if he received a fractional share of Fulton Common Stock pursuant to the reorganization which Fulton then redeemed for cash. The holder of Resource Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

(vii) The tax basis of the Fulton Common Stock to be received by the shareholders of Resource pursuant to the terms of this Agreement will include the holding period of the Resource Common Stock surrendered in exchange therefor, provided that such Resource Common Stock is held as a capital asset at the Effective Time.

(viii) The holding period of the shares of Fulton Common Stock to be received by the shareholders of Resource will include the period during which they held the shares of Resource Common Stock surrendered, provided the shares of Resource Common Stock are held as a capital asset on the date of the exchange.

(ix) The assumption of the Resource Options described in Section 2.3 shall not be deemed a “modification” of such options under Section 424(h) of the Code.

(e) Registration Statement: The Registration Statement (as defined in Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of Resource; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Fulton agrees to defend and indemnify Resource and Resource Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Resource and Fulton, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Resource to consummate this Agreement.

(g) Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

Section 7.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Resource as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Resource shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c) Opinion of Counsel for Resource: Fulton shall have received an opinion, dated the Effective Time, from Kaufman & Canoles, special counsel to Resource, in substantially the form of Exhibit E hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Resource, Fulton, affiliates of the foregoing, and others.

(d) Affiliate Agreements: Shareholders of Resource who are or will be affiliates of Resource or Fulton for the purposes of the 1933 Act shall have entered into agreements with Fulton, in form and substance satisfactory to Fulton, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

(e) Resource Options: As may be required by Section 2.3 herein, all holders of Resource Options who have not exercised such options shall have delivered documentation reasonably satisfactory to Fulton with respect to the assumption by Fulton of the Resource Options as set forth in Section 2.3.

(f) No Material Adverse Change: Fulton (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Fulton) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects of Resource and the Resource Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the Additional Resource Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Resource as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Resource Balance Sheet. For purposes of this Section 7.2(f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Resource or (ii) the ability of Resource to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of Resource taken at the direction or behest of Fulton with the prior written consent of Fulton, including any action or actions, individually or in the aggregate, taken by Resource or the Resource Subsidiaries, (d) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, (e) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Resource, including reasonable expenses incurred by Resource in consummating the transactions contemplated by the Agreement, (f) changes in the relative percentages of Resource’s net income generated by Resource Bank’s commercial lending activities and residential mortgage lending activities, (g) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (i) any existing fact, event, occurrence, or circumstance with respect to which Fulton has knowledge as of the date hereof. At the Closing, Resource shall deliver to Fulton a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Resource or Resource’s transfer agent) as to the issued and outstanding shares of Resource Common Stock and Resource Preferred Stock, shares issuable under outstanding stock options granted under Resource’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Resource Common Stock or Resource Preferred Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(g) Accountants’ Letter. Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, Goodman & Company LLP, or any other accounting firm reasonably acceptable to Fulton and Resource, shall have furnished to Fulton an “agreed upon procedures” letter, dated the Effective Date, in form and substance satisfactory to Fulton to the effect that:

(i) In their opinion, the consolidated financial statements of Resource examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Resource, inspection of the minute books of Resource and the Resource Subsidiaries since December 31, 2002, inquiries of officials of Resource and the Resource Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) any unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Resource included in the

Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

(B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of Resource as compared with amounts shown in the balance sheet as of December 31, 2002 included in the Registration Statement, except in each case for such changes, increases or decreases which the Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

(C) for the period from January 1, 2003 to such specified date, there were any decreases in the consolidated total net interest income, consolidated net interest income after provision for loan losses, consolidated other income, consolidated net income or net income per share amounts of Resource as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

(h) Closing Documents: Resource shall have delivered to Fulton: (i) a certificate signed by Resource’s President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to Fulton) verifying that, to their knowledge, all of the representations and warranties of Resource set forth in this Agreement are true and correct in all material respects as of the Closing and that Resource has performed in all material respects each of the covenants required to be performed by it under this Agreement; and (ii) such other certificates and documents as Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Resource Closing Documents”).

Section 7.3 Conditions Precedent to the Obligations of Resource. The obligation of Resource to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Resource in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Fulton as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Fulton shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Fulton.

(c) Opinion of Counsel for Fulton: Resource shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Fulton, Resource, affiliates of the foregoing, and others.

(d) Fulton Options: Fulton Stock Options shall have been substituted for the Resource Options which have not been exercised pursuant to Section 2.3 herein. Agreements evidencing the assumption of the Resource Options pursuant to Section 2.3 shall have been delivered and the Registration Statement for the purpose of registering the shares necessary to satisfy Fulton’s obligation with respect to the issuance of Fulton Common Stock pursuant to the exercise of the Fulton Stock Options shall have been declared effective.

(e) No Material Adverse Change: Resource (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Resource) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, or results of operations or future prospects of Fulton. In particular, without limiting the generality of the foregoing sentence, the Additional Fulton Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Fulton as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Fulton Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Fulton or (ii) the ability of Fulton to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Fulton, including reasonable expenses incurred by Fulton in consummating the transactions contemplated by the Agreement, (e) changes in the relative percentages of Fulton’s net income generated by Fulton’s commercial lending activities and residential mortgage lending activities, (f) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (g) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (h) any existing fact, event, occurrence, or circumstance with respect to which Resource has Knowledge as of the date hereof. At the Closing, Fulton shall deliver to Resource a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Fulton and/or Fulton’s transfer agent) as to the issued and outstanding shares of Fulton Common Stock, shares of Fulton Common Stock reserved for issuance upon the exercise of stock options, under Fulton’s Employee Stock Purchase Plan, under Fulton’s Dividend Reinvestment Plan and under Fulton’s Shareholders Rights Plan, any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Fulton’s Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(f) Fairness Opinion: Resource shall have obtained from each of Ryan Beck & Co. and Scott & Stringfellow, Inc. or from another independent financial advisor selected by the Board of Directors of Resource, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of Resource stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Resource from a financial point of view.

(g) Closing Documents: Fulton shall have delivered to Resource: (i) a certificate signed by Fulton’s Chairman and Chief Executive Officer (or other officer reasonably acceptable to Resource) verifying that, to their knowledge, all of the representations and warranties of Fulton set forth in this Agreement are true and correct in all material respects as of the Closing and that Fulton has performed in all material respects each of the covenants required to be performed by Fulton; and (ii) such other certificates and documents as Resource and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Fulton Closing Documents”).

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource) as follows:

(a) Mutual Consent: This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Resource and Fulton, followed by written notices given to the other party.

(b) Unilateral Action by Fulton: This Agreement may be terminated unilaterally by the affirmative vote of the Board of Directors of Fulton, followed by written notice given promptly to Resource, if: (i) there has been a material breach by Resource of any material representation or, warranty or material failure by Resource to comply with any material covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Fulton to Resource; (ii) any condition precedent to Fulton’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Fulton or unless any such condition remains unsatisfied primarily as a result of Fulton breaching any of its representations, warranties or covenants in this Agreement, on June 30, 2004; provided, that such date may be extended until September 30, 2004 by Resource by written notice to Fulton (given not later than June 30, 2004) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Fulton’s Board of Directors makes an election provided for in Section 5.7(e)(i) herein.

(c) Unilateral Action By Resource: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Resource, followed by written notice given promptly to Fulton, if: (i) there has been a material breach by Fulton of any material representation, or warranty or material failure by Fulton to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Resource to Fulton; (ii) any condition precedent to Resource’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Resource or unless any such condition remains unsatisfied primarily as a result of Resource breaching any of its representations, warranties or covenants in this Agreement, on June 30, 2004; provided, that such date may be extended until September 30, 2004 by Fulton by written notice to Resource (given not later than June 30, 2004) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; (iii) Resource’s Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.7(e)(ii) herein, (iv) the fairness opinion described in Section 7.3(f) is withdrawn; or (v) the shareholders of Resource do not approve the Merger at a special shareholders meeting called for such purpose.

Section 8.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

(b) Limited Liability. Subject to the terms of the Warrant Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party’s directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by Fulton by reason of a material breach by Resource, or if this Agreement is terminated by Resource by reason of a material breach by Fulton, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party (i.e., Fulton or Resource) shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives. In no event shall either party’s directors, officers, shareholders, agents or representatives have any personal liability for any misrepresentation or breach in connection with this Agreement.

(c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Resource nor Resource Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

Section 8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource), but only by a written instrument duly authorized, executed and delivered by Fulton and by Resource; provided, however, that any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of Resource in exchange for their shares of Resource Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Resource in accordance with applicable provisions of the VSCA.

Section 8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX—CLOSING AND EFFECTIVE TIME

Section 9.1 Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) at the offices of Fulton at One Penn Square, Lancaster, Pennsylvania, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the parties, at which time the parties shall deliver the Resource Closing Documents, the Fulton Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Fulton and Resource will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) and the Virginia State Corporation Commission (the “Commission” and, with the Department of State, the “Filing Offices”). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X—NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1 No Survival. The representations and warranties of Resource and of Fulton set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI—GENERAL PROVISIONS

Section 11.1 Expenses. Except as provided in Section 8.2(b) herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of Fulton.

Section 11.2 Other Mergers and Acquisitions. Subject to the right of Resource to refuse to consummate this Agreement pursuant to Section 8.1(c)(i) herein by reason of a material breach by Fulton of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude Fulton from acquiring, or to limit in any way the right of Fulton to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Fulton Common Stock or otherwise; (ii) to preclude Fulton from issuing, or to limit in any way the right of Fulton to issue, prior to or following the Effective Time, Fulton Common Stock, Fulton Preferred Stock or any other equity or debt securities; or (iii) to preclude Fulton from taking, or to limit in any way the right of Fulton to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Section 11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a) If to Fulton, to:

Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

     With a copy to:

Paul G. Mattaini, Esquire

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, Pennsylvania 17602

(b) If to Resource, to:

Lawrence N. Smith, Chief Executive Officer

Resource Bankshares Corporation

3720 Virginia Beach Boulevard

Virginia Beach, Virginia 23452

     With a copy to:

T. Richard Litton, Jr., Esquire

Kaufman & Canoles, P.C.

150 West Main Street

P.O. Box 3037

Norfolk, Virginia 23514-3037

Section 11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

Section 11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the VSCA or federal law specifically applies to the Merger and the transactions contemplated thereby.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with the Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/S/ RUFUS A. FULTON, JR.
Rufus A. Fulton, Jr. Chairman and Chief Executive Officer

Attest:	/S/ GEORGE R. BARR, JR.
George R. Barr, Jr. Secretary

RESOURCE BANKSHARES CORPORATION

By:	/S/ LAWRENCE N. SMITH
Lawrence N. Smith Chief Executive Officer

Attest:	/S/ DEBRA C. DYCKMAN
Debra C. Dyckman Secretary

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